Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE SECOND QUARTER FISCAL 2017

~ Consolidated Sales Increased 5.7% to $5.28 Billion ~
~ Enterprise Operating Margin Improved 80 Basis Points to 7.9% ~
~ Diluted Earnings per Share Increased 36.1% to $0.98 vs. $0.72 ~
~ Enterprise Same-Store Sales Increased 2.4% ~
~ Same-Store Sales by Segment: Dollar Tree +3.9%, Family Dollar +1.0% ~

CHESAPEAKE, Va. - August 24, 2017 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported results for its second fiscal quarter ended July 29, 2017.

“I am extremely pleased with the quarter,” stated Bob Sasser, Chief Executive Officer. “Both Dollar Tree and Family Dollar produced positive same-store sales, our enterprise operating margin improved 80 basis points and earnings per share exceeded the high end of our guidance range. Consumers continue to view Dollar Tree and Family Dollar as stores that provide great value and convenience."

Second Quarter Results

Consolidated net sales increased 5.7% to $5.28 billion from $5.00 billion in the prior year’s second quarter. Enterprise same-store sales increased 2.4%. The same-store sales growth was driven by increases in comparable transaction count and average ticket. Same-store sales for the Dollar Tree banner increased 3.9%. Same-store sales for the Family Dollar banner increased 1.0%.

Gross profit increased 7.6% to $1.63 billion compared to $1.51 billion in the prior year’s second quarter. As a percent of sales, gross margin increased to 30.8% compared to 30.3% in the prior year. The 50 basis point improvement was driven primarily by lower merchandise and freight costs and lower markdowns in the current quarter, partially offset by higher distribution and occupancy costs.

Selling, general and administrative expenses were 22.9% of sales compared to 23.1% of sales in the prior year's second quarter. The 20 basis point improvement, as a percent of sales, was driven primarily by lower depreciation costs, lower payroll costs and workers’ compensation expenses and lower utility costs as a percent of sales, partially offset by higher operating and corporate expenses resulting from increased advertising costs and legal fees.

During the quarter, the Company recorded $2.6 million, or $0.01 per diluted share, of impairment charges related to its receivable from Dollar Express, which acquired the stores that the FTC required the Company to divest. The impairment charges, from the first and second quarters of 2017, totaling $53.5 million, are recorded as “Receivable impairment” in the accompanying condensed consolidated income statements.

Operating income increased 17.4% to $419.5 million compared with $357.2 million in the same period last year and operating income margin increased to 7.9% of sales in the current quarter from 7.1% in last year’s quarter.

The Company's effective tax rate for the quarter was 32.0% compared to 36.9% in the prior year period. The lower tax rate included a tax benefit of $9.9 million, or $0.04 per diluted share, related to a state reduction in corporate tax rate.

Net income compared to the prior year's second quarter increased $63.6 million to $233.8 million and diluted earnings per share increased 36.1% to $0.98 compared to $0.72 in the prior year’s quarter.

During the quarter, the Company opened 133 stores, expanded or relocated 31 stores, and closed 34 stores. Retail selling square footage at quarter-end was approximately 114.5 million square feet.

First Six Months Results

Consolidated net sales increased 4.8% to $10.57 billion from $10.08 billion in the same period last year. Enterprise same-store sales increased 1.2%. The same-store sales growth was driven by increases in comparable transaction count and average ticket. Same-store sales for the Dollar Tree banner increased 2.9%. Same-store sales for the Family Dollar banner decreased 0.2%.

Gross profit increased 6.1% to $3.25 billion from $3.07 billion in the first six months of 2016. As a percent of sales, gross margin increased 40 basis points to 30.8% from 30.4% in the prior year period.

As a percent of sales, selling, general and administrative expenses increased to 23.2% from 22.7% in the same period last year. The increase is the result of the $53.5 million receivable impairment. Excluding the receivable impairment, selling, general and administrative expenses improved to 22.6% of sales.

Net income increased 7.8% to $434.3 million from $402.8 million in the first six months of 2016, and diluted earnings per share increased 7.6% to $1.83, compared to $1.70 in the prior year’s period. Excluding the $53.5 million receivable impairment, adjusted diluted earnings per share increased 15.9% to $1.97.

Company Outlook

The Company estimates consolidated net sales for the third quarter of 2017 to range from $5.20 billion to $5.29 billion, based on a low single-digit increase in same-store sales for the combined enterprise. Diluted earnings per share are estimated to be in the range of $0.83 to $0.90.

Consolidated net sales for full-year fiscal 2017 are now expected to range from $22.07 billion to $22.28 billion compared to the Company’s previously expected range of $21.95 billion to $22.25 billion. This estimate is based on a low single-digit increase in same-store sales and 3.9% square footage growth. The Company now anticipates net income per diluted share for full-year fiscal 2017 will range between $4.44 and $4.60, compared to its previous guidance of $4.17 to $4.43. This estimate includes $53.5 million, or $0.14 per diluted share, of receivable impairment charges incurred in the first half of 2017. Fiscal 2017 includes a 53rd week. The extra week, in the fourth quarter, is expected to add $400 million to $430 million to sales and $0.19 to $0.22 to diluted earnings per share, both of which are included in the guidance.

Sasser added, "I am incredibly proud of our people. Our merchants, store operators, supply chain and support teams have truly embraced this opportunity to improve and grow our combined business. As always, our focus is on the customer and how we can best meet their evolving needs. We have a proven business model, an experienced leadership team, momentum in our business and a transformational opportunity. We are confident that we are well-positioned for the back half of 2017 and look to deliver value to our long-term shareholders in the years ahead.”

Conference Call Information

On Thursday, August 24, 2017, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 877-604-9665. A recorded version of the call will be available until midnight Wednesday, August 30, 2017 and may be accessed by dialing 888-203-1112. The access code is 2174184. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, August 30, 2017.

Dollar Tree, a Fortune 200 Company, operated 14,581 stores across 48 states and five Canadian provinces as of July 29, 2017. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding third quarter 2017 and full-year 2017 net sales and same-store sales, third quarter 2017 and full-year 2017 diluted earnings per share, square footage growth, the benefits, results, and effects of the merger with Family Dollar, including integration plans and synergies, the collection of the receivable from Dollar Express and the related litigation, and future financial and operating results and shareholder value, the combined company’s plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties, including that we may be unable to successfully recover any amount from Dollar Express or others. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 28, 2017 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Net sales	$5,281.2	$4,996.3	$10,568.3	$10,082.1

Cost of sales	3,653.4	3,483.9	7,313.4	7,015.2

Gross profit	1,627.8	1,512.4	3,254.9	3,066.9
	30.8%	30.3%	30.8%	30.4%

Selling, general & administrative expenses, excluding Receivable impairment	1,205.7	1,155.2	2,393.1	2,291.0
	22.8%	23.1%	22.6%	22.7%

Receivable impairment	2.6	—	53.5	—
	—%	—%	0.5%	—%

Selling, general & administrative expenses	1,208.3	1,155.2	2,446.6	2,291.0
	22.9%	23.1%	23.2%	22.7%

Operating income	419.5	357.2	808.3	775.9
	7.9%	7.1%	7.6%	7.7%

Interest expense, net	75.8	87.3	150.5	174.6
Other (income) expense, net	0.1	—	0.4	(0.2)

Income before income taxes	343.6	269.9	657.4	601.5
	6.5%	5.4%	6.2%	6.0%

Income tax expense	109.8	99.7	223.1	198.7
Income tax rate	32.0%	36.9%	33.9%	33.0%

Net income (1)	$233.8	$170.2	$434.3	$402.8
	4.4%	3.4%	4.1%	4.0%

Net earnings per share:
Basic	$0.99	$0.72	$1.84	$1.71
Weighted average number of shares	236.7	235.6	236.5	235.5

Diluted (1)	$0.98	$0.72	$1.83	$1.70
Weighted average number of shares	237.4	236.7	237.4	236.6

(1) Excluding the $2.6 million and $53.5 million receivable impairment in the 13 and 26 weeks ended July 29, 2017, respectively, Net income and Diluted earnings per share for the 13 and 26 weeks ended July 29, 2017 were $235.4 million and $0.99 and $467.5 million and $1.97, respectively.

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				26 Weeks Ended
	July 29, 2017		July 30, 2016		July 29, 2017		July 30, 2016
Net sales:
Dollar Tree	$2,586.9		$2,387.5		$5,158.6		$4,772.0
Family Dollar	2,694.3		2,608.8		5,409.7		5,310.1
Total net sales	$5,281.2		$4,996.3		$10,568.3		$10,082.1

Gross profit:
Dollar Tree	$895.8	34.6%	$818.1	34.3%	$1,792.5	34.7%	$1,638.8	34.3%
Family Dollar	732.0	27.2%	694.3	26.6%	1,462.4	27.0%	1,428.1	26.9%
Total gross profit	$1,627.8	30.8%	$1,512.4	30.3%	$3,254.9	30.8%	$3,066.9	30.4%

Operating income:
Dollar Tree	$289.1	11.2%	$262.5	11.0%	$604.5	11.7%	$543.1	11.4%
Family Dollar	130.4	4.8%	94.7	3.6%	203.8	3.8%	232.8	4.4%
Total operating income	$419.5	7.9%	$357.2	7.1%	$808.3	7.6%	$775.9	7.7%

	13 Weeks Ended						26 Weeks Ended
	July 29, 2017			July 30, 2016			July 29, 2017			July 30, 2016
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	6,444	8,038	14,482	6,049	7,948	13,997	6,360	7,974	14,334	5,954	7,897	13,851
New	76	57	133	99	57	156	165	132	297	211	116	327
Rebanner (a)	—	—	—	47	(54)	(7)	—	—	—	41	(54)	(13)
Closings	(14)	(20)	(34)	(11)	(6)	(17)	(19)	(31)	(50)	(22)	(14)	(36)
Ending	6,506	8,075	14,581	6,184	7,945	14,129	6,506	8,075	14,581	6,184	7,945	14,129
Selling Square Footage (in millions)	56.1	58.4	114.5	53.3	57.5	110.8	56.1	58.4	114.5	53.3	57.5	110.8
Growth Rate (Square Footage)	5.3%	1.6%	3.3%	10.4%	-4.0%	2.4%	5.3%	1.6%	3.3%	10.4%	-4.0%	2.4%

(a) Stores are included as rebanners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 29,	January 28,	July 30,
	2017	2017	2016

Cash and cash equivalents	$693.3	$866.4	$1,093.2
Short-term investments	4.0	4.0	4.0
Merchandise inventories, net	2,928.5	2,865.8	2,975.1
Other current assets	189.4	201.8	377.1
Total current assets	3,815.2	3,938.0	4,449.4

Property, plant and equipment, net	3,115.4	3,115.8	3,174.2
Assets available for sale	10.4	9.0	13.5
Goodwill	5,025.2	5,023.5	5,023.8
Favorable lease rights, net	420.4	468.6	518.8
Tradename intangible asset	3,100.0	3,100.0	3,100.0
Other intangible assets, net	4.9	5.1	5.4
Other assets	40.8	41.6	44.3

Total assets	$15,532.3	$15,701.6	$16,329.4

Current portion of long-term debt	$165.9	$152.1	$145.5
Accounts payable	1,196.3	1,119.6	1,351.5
Other current liabilities	722.5	744.2	683.0
Income taxes payable	—	90.0	—
Total current liabilities	2,084.7	2,105.9	2,180.0

Long-term debt, net, excluding current portion	5,595.0	6,169.7	7,155.7
Unfavorable lease rights, net	111.5	124.0	136.6
Deferred tax liabilities, net	1,449.8	1,458.9	1,556.0
Income taxes payable, long-term	41.6	71.2	73.6
Other liabilities	389.5	382.4	370.6

Total liabilities	9,672.1	10,312.1	11,472.5

Shareholders' equity	5,860.2	5,389.5	4,856.9

Total liabilities and shareholders' equity	$15,532.3	$15,701.6	$16,329.4

The January 28, 2017 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	26 Weeks Ended
	July 29,	July 30,
	2017	2016

Cash flows from operating activities:
Net income	$434.3	$402.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	305.2	324.2
Provision for deferred taxes	(6.8)	(31.1)
Amortization of debt discount and debt-issuance costs	8.4	9.5
Receivable impairment	53.5	—
Other non-cash adjustments to net income	49.2	43.1
Changes in operating assets and liabilities	(168.6)	(68.2)
Total adjustments	240.9	277.5
Net cash provided by operating activities	675.2	680.3

Cash flows from investing activities:
Capital expenditures	(271.7)	(355.9)
Purchase of restricted investments	—	(36.1)
Proceeds from sale of restricted investments	—	118.1
Proceeds from fixed asset disposition	2.1	1.5
Net cash used in investing activities	(269.6)	(272.4)

Cash flows from financing activities:
Principal payments for long-term debt	(569.3)	(54.0)
Debt-issuance costs	—	(0.7)
Proceeds from stock issued pursuant to stock-based compensation plans	14.9	22.7
Cash paid for taxes on exercises/vesting of stock-based compensation	(24.7)	(19.9)
Net cash used in financing activities	(579.1)	(51.9)
Effect of exchange rate changes on cash and cash equivalents	0.4	1.1
Net increase (decrease) in cash and cash equivalents	(173.1)	357.1
Cash and cash equivalents at beginning of period	866.4	736.1
Cash and cash equivalents at end of period	$693.3	$1,093.2

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expense outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

In the first quarter of 2017, the Company evaluated the collectability of its divestiture-related receivable from Dollar Express, which acquired the stores that the FTC required the Company to divest. Based on a number of factors, the Company determined the outstanding balance of $50.9 million was not recoverable and recorded an impairment charge to write down the receivable to zero.

During the second quarter of 2017, Dollar Express completed the liquidation of its stores and continued to be in default of its obligations to the Company, including its obligation to pay the receivable. An additional $2.6 million was recorded as a receivable and impaired in the 13 weeks ended July 29, 2017. The total $2.6 million and $53.5 million impairment charges for the 13 and 26 weeks ended July 29, 2017, respectively, are recorded as “Receivable impairment” in the accompanying condensed consolidated income statements.

Reconciliation of Adjusted Net Income:	13 Weeks Ended	26 Weeks Ended
	July 29, 2017	July 29, 2017
Net income (GAAP)	$233.8	$434.3
SG&A adjustment:
Receivable impairment	2.6	53.5
Provision for income taxes on adjustment	(1.0)	(20.3)
Adjusted Net income (Non-GAAP)	$235.4	$467.5

Reconciliation of Adjusted EPS:	13 Weeks Ended	26 Weeks Ended
	July 29, 2017	July 29, 2017
Diluted earnings per share (GAAP)	$0.98	$1.83
Adjustment, net of tax	0.01	0.14
Adjusted EPS (Non-GAAP)	$0.99	$1.97

Reconciliation of Adjusted Operating Income:	13 Weeks Ended	26 Weeks Ended
	July 29, 2017	July 29, 2017
Operating income (GAAP)	$419.5	$808.3
SG&A adjustment:
Receivable impairment	2.6	53.5
Adjusted Operating income (Non-GAAP)	$422.1	$861.8

Reconciliation of Adjusted Operating Income - Family Dollar segment:	13 Weeks Ended	26 Weeks Ended
	July 29, 2017	July 29, 2017
Operating income (GAAP)	$130.4	$203.8
SG&A adjustment:
Receivable impairment	2.6	53.5
Adjusted Operating income (Non-GAAP)	$133.0	$257.3